Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated January 31, 2008 relating to the consolidated statements of financial condition of vFinance, Inc. and Subsidiaries as of December 31, 2006 (as restated and revised) and 2005 (as restated and revised) and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2006 (as restated and revised), 2005 (as restated and revised) and 2004 (as restated and revised). We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Sherb & Co., LLP Certified Public Accountants

Boca Raton, Florida
January 31, 2008